Exhibit 16.1

Your Vision Our Focus

June 24, 2025

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

To whom it may concern,

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Amesite Inc. to be filed with the Securities and Exchange Commission on or about June 30, 2025. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Yours truly,

/s/ Turner, Stone & Company, L.L.P

Turner, Stone & Company, L.L.P

Dallas, Texas